Exhibit 99.1

Victory Capital Reports September 2021 Assets Under Management

Schedules Third-Quarter Financial Results Conference Call for November 5

SAN ANTONIO--(BUSINESS WIRE)--October 12, 2021--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $159.9 billion as of September 30, 2021. The Company also reported that it achieved positive net total flows and positive net long-term flows during the third-quarter period.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)
	As of:
By Asset Class	September 30, 2021	August 31, 2021
Solutions	$39,376	$41,101
Fixed Income	36,897	37,002
U.S. Mid Cap Equity	29,798	31,261
U.S. Small Cap Equity	19,863	20,157
U.S. Large Cap Equity	14,803	15,671
Global / Non-U.S. Equity	15,570	16,177
Other	416	383
Total Long-Term Assets	$156,722	$161,752

Money Market / Short Term Assets	3,166	3,185
Total Assets Under Management	$159,889	$164,937

By Vehicle
Mutual Funds[2]	$121,367	$125,512
Separate Accounts and Other Pooled Vehicles[3]	34,151	34,908
ETFs	4,371	4,517
Total Assets Under Management	$159,889	$164,937

[1]Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes collective trust funds, wrap program accounts, UMAs, UCITS, private funds and non-U.S. domiciled pooled vehicles.

Third-Quarter Conference Call and Webcast Details

The Company also announced that it will report third-quarter 2021 financial results after the market closes on Thursday, November 4, 2021. The Company’s management team will host a conference call the following morning, November 5, at 8:00 a.m. ET to discuss the results. Victory Capital’s earnings release and supplemental materials will be available on the investor relations section of the Company’s website at https://ir.vcm.com before the conference call begins.

To participate in the conference call, please call (877) 823-8673 (domestic) or (647) 689-4067 (international), shortly before 8:00 a.m. ET and reference the Victory Capital Conference Call. A live, listen-only webcast will also be available via the investor relations section of the Company’s website at https://ir.vcm.com. For anyone who is unable to join the live event, an archive of the webcast will be available for replay, at the same location, shortly after the call concludes.

About Victory Capital

Victory Capital is a diversified global asset management firm with $159.9 billion in assets under management as of September 30, 2021. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 10 autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, active ETFs, multi-asset class strategies, custom-designed solutions, private funds, and a 529 Education Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com